Exhibit 3.3

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

ARTICLES OF AMENDMENT

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the "Charter") is hereby amended by deleting the definition of “Listing" in ARTICLE IV in its entirety and substituting in lieu thereof the following:

"LISTING" means the listing of the Common Shares on a National Stock Exchange. Upon such Listing, the Common Shares shall be deemed Listed.

SECOND: The Charter is hereby further amended by deleting the definition of "Market Price" in Section 5.9(i) of ARTICLE V in its entirety and substituting in lieu thereof the following:

"MARKET PRICE" on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal national securities exchange on which such Shares are Listed or admitted to trading or, if such Shares are not Listed or admitted to trading on any national securities exchange, the fair market value of the Shares, as determined in good faith by the Board.

THIRD: The Charter is hereby further amended by deleting Section 9.2 of ARTICLE IX in its entirety and substituting in lieu thereof the following:

SECTION 9.2 CERTAIN PERMITTED INVESTMENTS. The following investment limitations shall apply:

(i) The Company may invest in Assets.

(ii) The Company may invest in Joint Ventures with the Sponsor, Advisor, one or more Directors or any of their Affiliates only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction, approve such investment as being fair and reasonable to the Company and on substantially the same terms and conditions as those received by the other joint venturers.

(iii) Subject to any limitations in Section 9.3, the Company may invest in equity securities only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

FOURTH: The Charter is hereby further amended by deleting Section 11.8 of

ARTICLE XI in its entirety and substituting in lieu thereof the following:

SECTION 11.8 TENDER OFFERS. If any Person makes a tender offer, including, without limitation, a ''mini-tender'' offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a "Non-Compliant Tender Offer"), the Company, in its sole discretion, may seek injunctive relief, including, without limitation, a temporary or permanent restraining order. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 11.8, including, without limitation, expenses incurred in connection with the review of all documents related to such Non-Compliant Tender Offer. No Stockholder may Transfer any Shares held by such Stockholder to a Person making a Non-Compliant Tender Offer unless such Stockholder shall have first offered such Shares to the Company at the then-current repurchase price. This Section 11.8 shall be of no force or effect with respect to any Shares that are then Listed.

FIFTH: The amendments to the Chatter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

-signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 16th day of September, 2013.

ATTEST:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

/S/ Bruno de Vinck	By: /S/ David Lichtenstein	(SEAL)
Name: Bruno de Vinck	Name: David Lichtenstein
Title: Secretary	Title: Chief Executive Officer